Exhibit 77(D)


       Effective September 17, 2009, the following investment policy changes took effect for Van Kampen Government Securities Fund (the "Fund"):

     	The Fund may invest in obligations issued by agencies of the U.S. government or instrumentalities established or sponsored by the U.S. government. These obligations, including those that are guaranteed by federal agencies or instrumentalities, may or may not be backed by the full faith and credit of the United States. Such securities may include those guaranteed under the Federal Deposit Insurance Corporation ("FDIC") Temporary Liquidity Guarantee Program. Under the FDIC Temporary Liquidity Guarantee Program, the FDIC guarantees the payment of principal and interest on the newly issued senior secured debt of banks, thrift institutions and certain holding companies. The FDIC guarantee of such debt is subject to the full faith and credit of the U.S. government and expires on June 30, 2012. The rules governing the FDIC Temporary Liquidity Guarantee Program may be amended and are subject to evolving interpretation by the FDIC. The interest from U.S. government securities may not be subject to state and local taxation. However, the interest on securities guaranteed under the Temporary Liquidity Guarantee Program may be subject to state and local income taxes and therefore may cause additional state and local tax consequences for shareholders of any fund that purchases such securities.


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